Exhibit 99.1
FOR IMMEDIATE RELEASE
Introgen Receives Notification from NASDAQ
AUSTIN, Texas— October 3, 2008 — Introgen Therapeutics, Inc. (NASDAQ:INGN), a developer of targeted molecular therapies for cancer, today announced that on September 29, 2008, it received a letter from The Nasdaq Stock Market (“Nasdaq”) indicting that during the preceding 30 consecutive trading days, the closing bid price of Introgen’s common stock has been below the $1.00 minimum bid price per share required for continued listing on the Nasdaq Global Market under Nasdaq Marketplace Rule 4450(a)(5). This letter has no immediate effect on the listing of Introgen’s common stock.
COMPLIANCE PROCESS
The letter stated that, in accordance with Nasdaq Marketplace Rule 4450(e)(2), Introgen will be provided 180 calendar days, or until March 30, 2009, to regain compliance with the minimum bid price requirement by maintaining a closing bid price of $1.00 per share or higher for a minimum of 10 consecutive trading days. If Introgen is unsuccessful in meeting the minimum bid requirement during this initial 180-day period, Nasdaq will provide notice to Introgen that the company’s common stock will be delisted from the Nasdaq Global Market. If Introgen receives such a notice, Introgen may appeal Nasdaq’s determination to delist its common stock or alternatively it may apply to transfer its common stock to the Nasdaq Capital Market providing Introgen satisfies all criteria for initial listing on the Nasdaq Capital Market, other than compliance with the minimum bid price requirement. If such application to the Nasdaq Capital Market is approved, then Introgen will have an additional 180-day compliance period in order to regain compliance with the minimum bid price requirement while listed on the Nasdaq Capital Market.
BACKGROUND
As announced on September 5, 2008, Introgen also received a letter from Nasdaq indicating that it was not in compliance with Marketplace Rule 4450(b)(1)(A), requiring a minimum $50 million market value of listed securities for continued inclusion on The Nasdaq Global Market. Introgen is appealing such determination. The company’s shares will continue to be listed on The Nasdaq Global Market pending the outcome of the appeal. Alternatively, Introgen may apply to have its listing transferred to The Nasdaq Capital Market, provided that it satisfies the requirements for continued listing on that market at the time of transfer.

ABOUT INTROGEN
Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted molecular therapies for the treatment of cancer and other diseases. Introgen is developing molecular therapeutics, immunotherapies, vaccines and nano-particle tumor suppressor therapies to treat a wide range of cancers using tumor suppressors, cytokines and genes. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates multiple manufacturing facilities including a commercial scale cGMP manufacturing facility. In June 2008 Introgen submitted a BLA to the FDA requesting marketing approval for ADVEXIN p53 therapy to treat recurrent, refractory head and neck cancer. Simultaneously, Gendux Molecular Limited, an Introgen subsidiary, submitted a MAA to the EMEA for the same indication. The EMEA accepted Introgen’s MAA for review. The FDA has declined to file Introgen’s BLA at this time; and Introgen plans to appeal such refusal. ADVEXIN represents the first of a new class of tumor suppressor cancer therapy and is the first of its kind to be submitted for regulatory approval in the United States and Europe.
FORWARD-LOOKING STATEMENTS
Statements in this release that are not strictly historical may be “forward-looking” statements, including those relating to Introgen’s ability to maintain its listing on the Nasdaq Global Market or to transfer its listing to the Nasdaq Capital Market, and the success of any appeal to Nasdaq. The actual results may differ from those described in this release due to uncertainties in the Nasdaq delisting process and the discretionary nature of the Panel’s decisions; as well as to the risks and uncertainties that exist in Introgen’s operations and business environment, including Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission including its filings on Form 10-K and Form 10-Q. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.

Contact:
Vida Communication
Stephanie Diaz (investors)
415-675-7400
sdiaz@vidacommunication.com
Tim Brons (media)
415-675-7400
tbrons@vidacommunication.com